Exhibit 10.10
CONTINUING GUARANTY
THIS CONTINUING GUARANTY (this “Guaranty”) is made as of November 15, 2005, by US BIOENERGY CORPORATION, a South Dakota corporation (“Guarantor”), for the benefit of AGSTAR FINANCIAL SERVICES, PCA.
R E C I T A L S
     A. Superior Corn Products, LLC, a subsidiary of the Guarantor, and Lender are parties to that certain Master Loan Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Master Loan Agreement”) pursuant to which the Lender have agreed to make certain financial accommodations to the Borrower .
     B. To induce the Lender to make the financial accommodations provided to the Borrower pursuant to the Master Loan Agreement, the Guarantor has agreed to guarantee the obligations of the Borrower under the Master Loan Agreement, on the terms and conditions set forth in this Guaranty.
          NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Guarantor hereby agrees as follows:
     Section 1. Rules of Construction. The following rules of construction shall be applicable for all purposes of this Guaranty and all amendments and supplements hereto except as otherwise expressly provided or unless the context otherwise requires:
          (a) The terms used herein shall include the plural as well as the singular, and vice versa.
          (b) All references in this Guaranty to designated sections, paragraphs and other subdivisions are to the designated sections, paragraphs and subdivisions of this Guaranty.
          (c) The terms “herein,” “hereof” and “hereunder” and similar words refer to this Guaranty as a whole and not to any particular section, paragraph or subdivision.
          (d) The term “person” includes any individual, corporation, limited liability company, partnership, joint venture, association, trust, sole proprietorship, unincorporated organization and any government authority or any agency or political subdivision thereof.

          (e) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”
          (f) Capitalized terms used in this Guaranty, unless otherwise defined herein, shall have the meanings assigned to them in the Master Loan Agreement.
     Section 2. Obligations. “Obligations” shall mean (i) the payment and performance of all obligations of the Borrower, whether now existing or hereinafter arising, under the Master Loan Agreement, any existing or future Supplements thereto, and all other Loan Documents to which the Borrower is a party, and (ii) the payment of all other indebtedness and the performance of all other obligations of the Borrower to the Lender of every type and description, whether now existing or hereafter arising, fixed or contingent, as primary obligor or as guarantor or surety, acquired directly or by assignment or otherwise, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced, including, without limitation, all loans, advances, and other extensions of credit and all covenants, agreements, and provisions contained in all loan and other agreements between the Borrower and Lender.
     Section 3. Guaranty Provisions.
          (a) In consideration of loans, advances or disbursements heretofore or hereafter granted by the Lender to the Borrower pursuant to the Master Loan Agreement, including any existing or future Supplements thereto, or otherwise and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, Guarantor hereby absolutely, unconditionally, irrevocably (except as otherwise expressly provided in Subsection 3(k) below), completely and immediately guarantees the prompt payment of, when due, whether by acceleration or otherwise, and the prompt payment and performance of the Obligations;
          (b) Guarantor further agrees to pay to the Lender, upon demand, (i) all losses and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in attempting to cause the Obligations to be paid, performed or otherwise satisfied or in attempting to protect or preserve any property, personal or real, securing the Obligations and (ii) all losses and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in enforcing or endeavoring to enforce this Guaranty and any other Loan Document to which Guarantor is a party or in attempting to protect or preserve property pledged under any Loan Document to which Guarantor is a party;
          (c) Guarantor expressly guarantees any sum or sums which become due and owing to the Lender as a result of any order of a bankruptcy court which requires the Lender to turn over moneys paid by the Borrower, Guarantor or any other person to the Lender on account of the Obligations. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment by the Borrower or any other person to the Lender on account of the Obligations is rescinded or must otherwise be returned or restored upon the insolvency or bankruptcy of the Borrower or any other obligor, guarantor, endorser or surety of the Obligations, all as though such payment had not been made;
          (d) Guarantor assents to all terms and agreements heretofore or hereafter made by the Borrower or any other guarantor of the Borrower with the Lender;
          (e) Guarantor hereby consents to the following and agrees that its liability will not be affected or impaired by (i) the exchange, release or surrender of any collateral to the Borrower or any other person, including any other guarantor, pledgor or grantor, or the waiver, release or subordination of any security interest, in whole or in part; (ii) the waiver or delay in the exercise of any of the Lender’s rights or remedies against the Borrower or any other person, including any other guarantor; (iii) the release of the Borrower or any other person, including any other person guaranteeing any portion of the Obligations; (iv) the renewal, extension or modification of the terms of any of the Obligations or any instrument or agreement evidencing the same, including, without limitation, an increase in the principal amount of the Obligations; and (v) the acceptance by the Lender of other guaranties;
          (f) Guarantor waives acceptance hereof, notice of acceptance hereof, and notice of acceleration of and intention to accelerate the Obligations, and waives presentment, demand, protest, notice of dishonor, notice of default, notice of nonpayment or protest in relation to any instrument evidencing any of the Obligations, and any other demands and notices required by law except as such waiver may be expressly prohibited by law;
          (g) This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Guaranty shall be absolute, unconditional, direct, complete and immediate and shall not be contingent upon the pursuit of any remedies against the Borrower or any other guarantor or person, nor against any security or lien available to the Lender, its successors, successors-in-title, endorsees or assigns. Guarantor waives any right to require that an action be brought against the Borrower or any other person or to require that resort be had to any security. In the event of a default under the Loan Documents, or any of them, the Lender shall have the right to enforce its rights, powers and remedies under any of the Loan Documents, in any order, and all rights, powers and remedies available to the Lender in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. Accordingly, Guarantor hereby authorizes and empowers the Lender upon acceleration or maturity of the Obligations or any other Obligation, at its sole discretion, and without notice to Guarantor, to exercise any right or remedy which the Lender may have or any right or remedy hereinafter granted which the Lender may have as to any security. Guarantor expressly waives any right to require any action on the part of the Lender to proceed to collect amounts due under the Master Loan Agreement or any other Loan Documents.

          (h) Guarantor hereby subordinates any and all indebtedness of the Borrower now or hereafter owed to Guarantor to all obligations of the Borrower to the Lender, and agrees with the Lender that, from and after the occurrence of a default or event of default under any of the Loan Documents and for so long as such default or event of default exists, Guarantor shall not demand or accept any payment of principal or interest from any of the Borrower, shall not claim any offset or other reduction of Guarantor’s liability hereunder because of any such indebtedness and shall not take any action to obtain any of the security for the Obligations; provided, however, that, if the Lender so requests, such indebtedness shall be collected, enforced and received by Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations of the Borrower to the Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty;
          (i) Guarantor hereby authorizes the Lender, without notice to Guarantor, to apply all payments and credits received from the Borrower or from any guarantor or realized from any security in such manner and in such priority as the Lender in its sole judgment shall see fit to the Obligations which are the subject of this Guaranty;
          (j) The liability of Guarantor under this Guaranty shall not in any manner be affected by reason of any action taken or not taken by the Lender, which action or inaction is consented and agreed to by Guarantor, nor by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment, or other security for any of the Obligations. No delay in making demand on Guarantor for satisfaction of its liability hereunder shall prejudice the Lender’s right to enforce such satisfaction. All of the Lender’s rights and remedies shall be cumulative and any failure of the Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter;
          (k) This Guaranty shall be a continuing one and shall be binding upon Guarantor regardless of how long before or after the date hereof the Obligations are incurred until this Guaranty is terminated as provided in this Guaranty or is revoked by Guarantor prospectively as to future transactions, by written notice actually received by the Lender, and such revocation shall not be effective as to any indebtedness existing or committed for under the Master Loan Agreement or the other Loan Documents at the time of actual receipt of such notice by the Lender, or as to any renewals, extensions or refinancings thereof. Guarantor agrees to rely exclusively on the right to revoke this Guaranty prospectively as to future transactions, in accordance with this Subsection 3(k), if at any time, in the opinion of the directors or officers of Guarantor, the benefits then being received by Guarantor in connection with this Guaranty are not sufficient to warrant the continuance of this Guaranty as to future indebtedness. Accordingly, so long as this Guaranty is not revoked prospectively in accordance with this Subsection 3(k), the Lender may rely conclusively on a continuing warranty, hereby made, that Guarantor continues to be benefited by this Guaranty and the Lender and the Lender shall have no duty to inquire into or confirm that the receipt of any such benefits, and this Guaranty shall be effective and enforceable by the Lender without regard to the receipt, nature or value of any such benefits; and
          (l) Until the Obligations are paid finally and in full, or this Guaranty is released as provided herein, Guarantor hereby irrevocably waives any and all rights it may have to enforce any of the Lender’s rights or remedies or participate in any security now or hereafter held by the Lender, and any and all such other rights of subrogation, reimbursement, contribution or indemnification against the Borrower , or any other person having any manner of liability for the Borrower’s obligations to the Lender, whether or not arising hereunder, by agreement, at law or in equity.
     Section 4. Representations and Warranties. Guarantor represents and warrants to the Lender, on the date hereof and on the date any Advance under the Master Loan Agreement is made, as follows:
          (a) Organization, Powers, Existence, Etc. Guarantor (i) is duly organized, validly existing, and in good standing under the laws of its state of incorporation or organization (as applicable); (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate, limited liability company or partnership (as applicable) and legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintained all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business, or which may be otherwise required by law.
          (b) Due Authorization; No Violations; Etc. The execution and delivery by Guarantor of, and the performance by Guarantor of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate, limited liability company or partnership (as applicable) action on the part of Guarantor and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or organization (as applicable) or bylaws, operating agreement or partnership agreement (as applicable) of Guarantor, or any material agreement, indenture, mortgage, or other instrument to which Guarantor is a party or by which Guarantor or any of its properties is bound or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default or Event of Default under any such agreement, indenture, mortgage, or other instrument. No action on the part of any shareholder, member or partner (as applicable) of Guarantor is necessary in connection with the execution and delivery by Guarantor of, and the performance by Guarantor of its obligations under, the Loan Documents to which it is a party.
          (c) Governmental Approval. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery,

performance, or enforcement of the Loan Documents to which Guarantor is a party, except such as have been obtained and are in full force and effect or such as may be required in connection with pursuing remedies under the Security Agreement or Mortgage against the property of Guarantor.
          (d) Binding Agreement. Each of the Loan Documents to which Guarantor is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of Guarantor, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally.
          (e) Compliance with Laws. Guarantor is in compliance in all material respects with all federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively, “Laws”), the failure to comply with which could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of Guarantor, or on the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party.
          (f) Environmental Compliance. Without limiting the provisions of Subsection (e) above, to Guarantor’s actual knowledge, all property owned or leased by Guarantor and all operations conducted by it are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of Guarantor, or on the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party.
          (g) Litigation. Except as otherwise disclosed in the Master Loan Agreement, there are no pending legal, arbitration, or governmental actions or proceedings to which Guarantor is a party or to which any of its property is subject which, if adversely determined, could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of Guarantor, or on the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party, and to the best of Guarantor’s knowledge, no such actions or proceedings are threatened or contemplated.
          (h) Financial Condition. Guarantor represents and warrants that the liability and obligations of Guarantor incurred or arising under this Guaranty and of the Borrower incurred or arising under the Master Loan Agreement may reasonably be expected to benefit substantially Guarantor directly or indirectly, and Guarantor’s board of directors or members have made that determination. Guarantor represents and warrants that it has full and complete access to all of the Loan Documents and other documents relating to the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. Guarantor is fully informed of all circumstances that bear upon the risks of executing this Guaranty which a diligent inquiry would reveal. Guarantor agrees that the Lender will have no obligation to advise or notify Guarantor of or provide Guarantor with any data or information.
          (i) Principal Place of Business. The principal place of business and chief executive office of Guarantor is at the address of Guarantor shown or referenced in Subsection 8(e) of this Guaranty.
          (j) Employee Benefit Plans. Guarantor is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
          (k) Taxes. Guarantor has filed or caused to be filed, all federal, state and local tax returns that are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by Guarantor to the extent that such taxes have become due.
          (l) Security Agreement and Mortgage. The Security Agreement and Mortgage create a valid security interest and lien in the property described therein, subject to no other security interest or lien which is not permitted by the Master Loan Agreement.
     Section 5. Covenants.
          (a) Compliance With Master Loan Agreement. Guarantor covenants and agrees with the Lender that so long as this Guaranty shall remain in effect or the Obligations have not been fully paid or otherwise satisfied, Guarantor, unless the Lender shall otherwise consent in writing, will comply with the affirmative and negative covenants, and other agreements, contained in the Master Loan Agreement applicable to Guarantor.
          (b) Reporting Requirements. Guarantor shall furnish to the Lender:
                    (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and any management letter), for such year for the Borrower, certified, without qualification, in an opinion acceptable to the Lender by an independent public accountants acceptable to the Lender; and
                    (ii) as soon as available and in any event within 30 days after the end of each fiscal quarter, balance sheets of the Guarantor as of the end of such fiscal quarter and statement of income of the Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter by an authorized officer of the Guarantor.
     Section 6. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

          (a) Representations and Warranties. Any representation or warranty made by Guarantor herein or in any Loan Document to which it is a party shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.
          (b) Covenants and Agreements. Guarantor should fail to perform or comply with any covenant or agreement contained herein.
          (c) Cross-Default. The occurrence of an Event of Default under, or the failure, after any applicable grace period, on the part of the Borrower, Guarantor or any other party (other than the Lender) to observe, keep or perform any covenant or agreement contained in the Master Loan Agreement or any Loan Document other than this Guaranty.
     Section 7. Miscellaneous.
          (a) Governing Law. Except to the extent governed by applicable federal law, this Guaranty shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to choice of law doctrine.
          (b) Binding Effect. This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Guarantor may not assign any of its rights or obligations hereunder without the prior written consent of the Lender.
          (c) Severability. If any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.
          (d) Non-Waiver; Modification; Election of Remedies. The failure of any party to insist, in any one or more instances, upon a strict performance of any of the terms and conditions of this Guaranty, or to exercise or fail to exercise any option or right contained herein, shall not be construed as a waiver or a relinquishment for the future of such right or option, but the same shall continue and remain in full force and effect. The continued performance by any party of this Guaranty with knowledge of the breach of any term or condition hereof shall not be deemed a waiver of such breach, and no waiver by any party of any provision hereof shall be deemed to have been made, or operate as an estoppel, unless expressed in writing and signed by such party. No enforcement of any remedy shall constitute an election of remedies.
          (e) Notices. All notices and other communications provided for under this Guaranty or any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Guarantor:	US BioEnergy Corporation
P.O. Box 381
11 Main Avenue
Suite 200
Brookings, South Dakota 57006
Telephone: (605) 696-3150
Facsimile: (605) 696-3153
Attention: Gordon W. Ommen

with a copy to:	Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2205
Telephone: (612) 371-3211
Fax: (612) 371-3207
Attn. Michael Weaver

If to the Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

with copies to:	Gray, Plant, Mooty, Mooty, & Bennett, P.A.
1010 West St. Germain
Suite 600
St. Cloud, MN 56301
Telephone: (320) 252-4414
Facsimile: (320) 252-4482
Attention: Phillip L. Kunkel
All notices hereunder shall be delivered as provided in the Master Loan Agreement to the Borrower.
          (f) Regulatory Approvals. Upon any action by the Lender to commence the exercise of remedies hereunder or under any of the other Loan Documents, Guarantor hereby undertakes and agrees to cooperate and join with the Lender in any application to any governmental authority with respect thereto and to provide such assistance in connection therewith as the Lender may reasonably request, including, without limitation, the consent to or joining in of filings and appearances of officers and employees of Guarantor before any governmental authority, in each case in support of any such application made by the Lender, and Guarantor shall, directly or indirectly, not oppose any such action by the Lender before any such governmental authority.
     Section 8. Consent to Jurisdiction. The Guarantor hereby irrevocably submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is a party, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
     Section 9. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.
     Section 10. Waiver of Jury Trial. THE GUARANTOR, THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
          IN WITNESS WHEREOF, Guarantor, intending to be legally bound hereby, has caused this Guaranty to be executed and delivered by its duly authorized officers as of the day and year first above written.

US BIO ENERGY CORPORATION, a South Dakota corporation
/s/ CHAD D. HATCH
Chad D. Hatch
Its: Vice President and Chief Financial Officer